Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc. Doug Collier Chief Financial Officer (949) 646-2175	PondelWilkinson Inc. Wade Huckabee (310) 279-5971; whuckabee@pondel.com Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
VOLCOM REPORTS 2006 FIRST QUARTER RESULTS
· First quarter total revenues increased 31% to $41.6 million
· Company raises full year 2006 earnings guidance to $1.12-$1.14 per share
COSTA MESA, CA – April 27, 2006 – Volcom, Inc. (NASDAQ: VLCM) today announced that for the first quarter ended March 31, 2006, total revenues increased 31.3% to $41.6 million, compared with $31.7 million in the first quarter of 2005. Gross profit as a percentage of total revenues for the first quarter was 51.7%, compared with 51.8% in the first quarter of 2005.
“Solid top line growth, margin strength and a focus on controlling expenses drove our 2006 first quarter financial results,” said Richard Woolcott, Volcom’s president and chief executive officer. “We continue to execute well and are in a great position as a premier brand in the growing action sports industry.”
Operating income for the first quarter of 2006 increased 10.6% to $6.7 million, compared with $6.0 million for the first quarter of 2005. Operating margin decreased to 16.1% for the first quarter of 2006 from 19.1% in the first quarter of 2005. This decrease primarily reflects spending on certain operational initiatives including the company’s rollout of a national in-store display program with its retailers and costs related to the transition of its European operations from a licensee model to direct control, as well costs associated with its status as a public company such as certain legal and accounting compliance costs and expenses related to stock-based compensation.
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Volcom Inc.
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Income before income taxes for the first quarter of 2006 increased 23.4% to $7.4 million, compared with $6.0 million for the first quarter of 2005. This increase reflects $0.7 million of interest income generated from the company’s $81.4 million cash balance.
In connection with the completion of its initial public offering in 2005, the company changed its tax status from that of an S corporation to that of a C corporation. Reflecting this change, net income for the first quarter of 2006, which includes a provision for income taxes using a 40.4% tax rate, was $4.4 million, or $0.18 per diluted share. The 40.4% tax rate for the first quarter of 2006 compares to a 1.5% tax rate for the first quarter of 2005, when the company was treated as an S corporation.
2006 Outlook
Based on current visibility regarding the remainder of the fiscal year, the company revised upward its fully diluted earnings per share guidance for 2006 from a range of $1.10 to $1.12 to a range of $1.12 to $1.14. The company’s 2006 earnings per share guidance includes non-cash stock-based compensation expense of approximately $0.02 cents per share. The company also raised its 2006 annual revenue guidance from an increase of 24% to 26% over last year to an increase of 25% to 27% over last year, and from a range of $198 to $201 million to a range of $200 to $203 million. For the second quarter of 2006, the company currently expects revenues to increase 26% to 27% over the prior year period. The company also said that it expects second quarter fully diluted earnings per share to be $0.23 to $0.24.
In putting forth this outlook, the company reminds investors of the complexity of accurately assessing future revenue growth given the difficulty in predicting fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions, unseasonable weather that could affect the business environment and the impact of trade safeguards with China.
Fully diluted shares outstanding for the full year of 2006 are expected to be approximately 24.6 million.
The company will host a conference call today at approximately 4:30 p.m. EDT to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com and www.earnings.com.
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Volcom Inc.
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About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance and statements contained under the section entitled 2006 Outlook, outlook for future business, financial performance, customer demand, growth and profitability all constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as, “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, changes in fashion trends and consumer preferences, boardsports popularity and participation rates, general economic conditions, unseasonable weather that could affect the business environment and the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 21, 2006 and available at www.sec.gov.
Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Product revenues	$40,513	$30,685
Licensing revenues	1,083	1,006

Total revenues	41,596	31,691
Cost of goods sold	20,074	15,284

Gross profit	21,522	16,407
Selling, general and administrative expenses	14,836	10,363

Operating income	6,686	6,044
Other income (expense):
Interest income (expense), net	737	(2)
Foreign currency gain (loss)	3	(23)

Total other income (expense)	740	(25)

Income before provision for income taxes	7,426	6,019
Provision for income taxes	3,000	88

Net income before equity in earnings of investee	4,426	5,931
Equity in earnings of investee	—	331

Net income	$4,426	$6,262

Net income per share:
Basic	$0.18	$0.33
Diluted	$0.18	$0.32
Weighted average shares outstanding:
Basic	24,200,256	19,170,705
Diluted	24,312,946	19,535,964
Pro forma net income data:
Income before provision for income taxes, as reported		$6,019
Pro forma provision for income taxes		2,588

Pro forma net income before equity in earnings of investee		3,431
Equity in earnings of investee		331

Pro forma net income		$3,762

Pro forma net income per share:
Basic		$0.20
Diluted		$0.19
Pro forma weighted average shares outstanding:
Basic		19,170,705
Diluted		19,535,964

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$81,430	$71,712
Accounts receivable — net of allowances	22,860	21,408
Inventories	7,674	10,833
Prepaid expenses and other current assets	844	1,366
Income tax receivable	—	479
Deferred income taxes	1,110	1,110

Total current assets	113,918	106,908

Property and equipment — net	4,375	3,467
Investments in unconsolidated investees	298	298
Intangible assets — net	362	451
Goodwill	158	158
Other assets	109	99

Total assets	$119,220	$111,381

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,476	$5,779
Accrued expenses and other current liabilities	4,299	2,587
Income taxes payable	2,321	—
Current portion of capital lease obligations	74	72

Total current liabilities	11,170	8,438

Long-term capital lease obligations	164	183
Deferred income taxes	80	80
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	85,112	84,418
Retained earnings	22,692	18,266
Accumulated other comprehensive income	(22)	(28)

Total stockholders’ equity	107,806	102,680

Total liabilities and stockholders’ equity	$119,220	$111,381

VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	March 31,
	2006	2005
Cash flows from operating activities:
Net income	$4,426	$6,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	310	117
Equity in earnings of investee	—	(331)
Provision for doubtful accounts	42	60
Loss on disposal of property and equipment	8	—
Stock-based compensation	207	7
Changes in operating assets and liabilities:
Accounts receivable	(1,493)	(739)
Inventories	3,161	(1,365)
Prepaid expenses and other current assets	520	(208)
Income taxes receivable/payable	2,800	63
Other assets	(10)	(6)
Accounts payable	(1,304)	(159)
Accrued expenses	1,536	1,411

Net cash provided by operating activities	10,203	5,112

Cash flows from investing activities:
Purchase of property and equipment	(963)	(256)

Net cash used in investing activities	(963)	(256)

Cash flows from financing activities:
Principal payments capital lease obligations	(17)	(24)
Proceeds from exercise of stock options	374	—
Tax benefits related to exercise of stock options	113	—
Distributions to stockholders	—	(10,094)

Net cash provided by (used in) financing activities	470	(10,118)

Effect of exchange rate changes on cash	8	—

Net increase in cash and cash equivalents	9,718	(5,262)
Cash and cash equivalents — Beginning of period	71,712	10,359

Cash and cash equivalents — End of period	$81,430	$5,097